Exhibit 10.14
Bravo! Development, Inc. Foodservice Distribution Agreement
Schedule

DMA:	Distribution Market Advantage, Inc., 1515 Woodfield Rd., Schaumburg, IL 60173. Fax: 847-413-0089. Email: bob.sala@dmasupport.com.

Distributors:	Gordon Food Service, Inc., 333 50th St. SW Grand Rapids, MI 49501. Fax: 616-717-7600 Email: iphillips@gfs.com

Ben E, Keith Foods, 7600 Will Rogers Blvd., Fort Worth, TX 76140. Fax: 817-759-6876. Email: cslewis@bekco.com.

Customer:	Bravo! Development, Inc. 4644 Kenny Road, Columbus, OH 43220 Fax: 440-378-5953. Email: BHerron@BDI.cc.

Restaurant Concepts:	Bravo, Brio, Bon Vie and Lindey’s

Units:	See attached exhibit entitled Units under Bravo! Foodservice Distribution Agreement

Products:	Item	Mark-up

	All Product except Bravo Manufactured Product	[ * * * ]%
	Bravo Manufactured Product	$[ * * * ]
Culinary Concepts Products

The Bravo Manufactured Product mark-up equates to a [ * * * ]% average mark-up ($[ * * * ] mark-up and $[ * * * ] average case cost).The average case cost of the Bravo manufactured product to be reviewed on a semi-annual basis and the $[ * * * ] mark-up to be adjusted +/- to continue to achieve the [ * * * ]% average mark-up.

Diesel Fuel Adjustment:	None if the national average diesel fuel cost is between $[ * * * ] and $[ * * * ] per gallon
$[ * * * ] per case credit for each $[ * * * ] (or part of $[ * * * ]) that diesel fuel cost is less than $[ * * * ] per gallon
$[ * * * ] per case surcharge for each $[ * * * ] (or part of $[ * * * ]) that diesel fuel cost exceeds $[ * * * ] per gallon

Average Delivery Size Incentive:	Average Delivery Size	Incentive (percentage of purchases)

	$[ * * * ] - $[ * * * ]	[ * * * ]
	$[ * * * ] - $[ * * * ]	[ * * * ]%
	$[ * * * ] - $[ * * * ]	[ * * * ]%
	$[ * * * ] and over	[ * * * ]%

[ * * * ] Confidential treatment requested.

New Unit Opening Incentive:	[ * * * ] % of purchases by a new Unit prior to or during the first 30 days of operation. The first 30 days of operation is deemed to cover all purchases from the delivery of the opening order to 30 days after you open to the public

Quick Payment Incentive:	[ * * * ] % for payment in 10 days basis for current units serviced by Gordon Food Service. Current units serviced by Gordon Food Service is defined as the units currently open and future units that open in the following states / markets: OH, MI, IN, IL, WI, IA, St. Louis, MO, and Pittsburgh, PA

Date of Agreement:	June 18, 2006

Term:	June 18, 2006 — May 31, 2011 at 5 p.m. Chicago time
Key Performance Indicators:

Minimum Percentage of Orders Placed With e-Advantage®:	100%
Maximum Deliveries Per Unit Per Week:	2 per week
Average Delivery in Dollars:	$[ * * * ]
Payment Terms:	[ * * * ] days
Maximum Number of Manufacturer Contracted /Proprietary Product Items:	100 items
Maximum Number of Proprietary Product Items with no Movement Requirements	30 products
Maximum Average Weight Per Case:	25 pounds
Maximum Average Cubic Feet Per Case	5.0
Average Cost Per Case:	$[ * * * ]
Maximum Geographic Coverage Area:	See attached exhibits entitled Map of Bravo! Development Foodservice Distribution Agreement — 2006 and Bravo! Development Store Listing 2-6-06

[ * * * ] Confidential treatment requested.

Table of Contents

1.	Primary Distributors.	3
2.	Term of Agreement.	4
3.	Units.	4
4.	Account Management.	4
5.	Usage Reports and Data.	5
6.	Ordering Procedures.	5
7.	Procedures Manuals.	5
8.	Deliveries.	6
9.	Pricing.	6
10.	Manufacturer Contracted Cost.	8
11.	Incentives.	9
12.	Adjustments.	10
13.	Proprietary Products.	10
14.	Invoicing and Payment Terms.	12
15.	Key Performance Indicators.	12
16.	Price Audit.	13
17.	Credit and Collection.	14
18.	Termination.	15
19.	Warranties.	16
20.	Indemnification and Claim Limitations.	17
21.	Confidentiality.	18
22.	Distributor Liability.	18
23.	Force Majeure.	18
24.	Contract Interpretation.	19
25.	General.	19
DMA and Distributors (“we” or “us”) agree to furnish foodservice distribution of the Products and related services to Customer (“you”) for the Restaurant Concepts located at the Units during the Term of this Agreement as follows. Capitalized terms are defined either in the Schedule or in the section where first used.
1.	Primary Distributors.
1.1.	We accept your appointment as your primary distributor for the Restaurant Concepts operated at the Units. We will sell and you will purchase at least 80% (by selling Price) of your requirements for the Products at the Units from us during each calendar quarter of the Term.

1.2.	You acknowledge that DMA is solely the marketing and coordination organization for the Distributors, and that the Distributors, and not DMA, will sell and deliver the Products to you. Accordingly, you acknowledge that all of our rights and obligations under this Agreement are rights and obligations of the Distributors, and not DMA, unless specified otherwise.

[ * * * ] Confidential treatment requested.

2.	Term of Agreement. Our obligation to furnish foodservice distribution of the Products and related services will be in effect for the Term specified in the Schedule. The Term will automatically renew for successive one-year periods thereafter, unless you or DMA give notice of non-renewal to the other at least 90 days prior to the end of the Term specified in the Schedule or any successive one-year period.

3.	Units.
3.1.	You have the right to add Units within our then current distribution service areas by notice to us. DMA will furnish you with a description or map of each Distributor’s service area at the commencement of the Term of this Agreement, and thereafter upon your request.

3.2.	You have the right to request us to add Units outside of our then current distribution service areas. Upon your request, DMA will use commercially reasonable efforts to solicit a distributor to service the outside Units from among the Distributors, other DMA distributors not a party to this Agreement, or other distributors in the area.
4.	Account Management.
4.1.	DMA will serve as the central contact for the administration of this Agreement.

4.2.	DMA will appoint an Account Executive as your single contact to manage this program. Sales professionals at each of our distribution centers will be responsible to the DMA Account Executive for the purposes of this program. DMA will also appoint a Program Account Manager to expedite communications within the program.

4.3.	Each Distributor will assign an Account Executive and Customer Service Representatives to each Unit, and it will be their responsibility to maintain contact with the Unit with regard to service levels.

4.4.	DMA will coordinate the implementation and maintenance of this program between the Distributors and you, including development of a transition plan, program planning and meetings, development of order guides, development of procedures manuals for the Units, implementation of manufacturer contracts for contracted Products, and review of service levels, inventory management, and problem resolution between our distribution centers and you.

4.5.	DMA will serve as the “clearing house” for program communications such as Product requirements, Unit changes, new Product rollouts, inventory issues, Product code changes and any other issues requiring system wide communications.

4.6.	DMA will schedule periodic business review meetings to review performance against your goals and requirements, and the status of the Key Performance Indicators described in the Schedule.

[ * * * ] Confidential treatment requested.

5.	Usage Reports and Data.
5.1.	You will be furnished at no additional charge with our standard usage reports generated by e-Advantage®, our web based order entry and reporting system. DMA will make customized reports available to the extent practicable, but such reports will be at specified additional cost to you.

5.2.	Upon your request, DMA will provide Information to a third party you specify for the purpose of information analysis, order placement or processing, or supplier rebate application. Information means usage reports, data, and other information regarding this program provided by DMA to you or the third party. The Information will be made available in our standard formats. All Information we send to the third party is for your sole use. Selling, utilizing, or disclosing the Information to anyone other than you and the third party is prohibited. Prior to providing any Information to the third party, the third party will sign a Confidentiality Agreement, in a form reasonably requested by DMA.

5.3.	All information DMA and the Distributors provide to you is owned by and is the property of DMA and the Distributors.

5.4.	DMA will use commercially reasonable efforts to collect and process Information in an accurate manner and will correct any errors, omissions, or defects in the Information within 30 days after notice of the error, omission, or defect from you. The correction methods and procedures will be determined by DMA, in its sole discretion. However, neither DMA nor the Distributors are liable for any loss, damage, or expense arising from or related to: (1) loss or corruption of data; (2) errors in data mapping or data input; (3) errors, omissions, or defects in the Information not described in a notice from you; or (4) any action or failure to take action by you in reliance on the Information.
6.	Ordering Procedures.
6.1.	Order guides will be available to you and to each Unit on e-Advantage®, to facilitate order placement. Order guides will be categorized utilizing your chart of accounts.

6.2.	In order to permit us to capture efficiencies in the supply chain for you, you agree that each of your Units will place orders through e-Advantage®. A standardized order entry format approved by you will be implemented across all our distribution centers.
7.	Procedures Manuals.
7.1.	Each Distributor will supply you and each Unit the Distributor serves with a detailed procedures manual. The procedures manual will cover key contacts at the distribution center that service the Unit, the e-Advantage® system, and the Distributor’s procedures for ordering, delivery schedules, delivery procedures, key drops, receiving, credit memos, pick-ups, Product returns, recalls, etc.

[ * * * ] Confidential treatment requested.

7.2.	The procedures manuals will establish the course of performance, course of dealing, and usage of trade between you and us. Each procedures manual will be updated any time a change in procedures is made.
8.	Deliveries.
8.1.	We will make deliveries to your Units at the frequency specified in the Schedule, unless we specify otherwise (with your approval) at time of order.

8.2.	The delivery schedules prepared by each Distributor will take your needs and preferences into account. The delivery schedules may be modified from time to time by us, with reasonable notice to the affected Units.

8.3.	You will attain the Average Delivery in Dollars specified in the Schedule, calculated as the average of all Units and measured by calendar quarter.

8.4.	We will use commercially reasonable efforts to attain 99% (by case) order fill rate within one business day of order with either the Product you ordered or a substitute approved by your authorized representative, subject to the Force Majeure section. Order fill rate will be calculated as the average of all Units and measured by calendar quarter.

8.5.	Each Unit must provide us with notice of any delivery of non-conforming Products, or shortage, loss, or damage of Products, upon receipt of the Products and before our driver leaves the Unit (except for key drop deliveries).

8.6.	If a Distributor makes a key drop delivery to a Unit, the Unit will be conclusively deemed to have received and accepted the type and quantity of Products shown on the Distributor’s invoice or delivery list left with the Products (even though the invoice or list was not signed by the Unit), unless the Unit gives the Distributor notice of non-conforming Products, or shortage, loss, or damage, by the time specified in the Distributor’s procedures manual. A key drop delivery means a delivery made by a Distributor to a Unit when none of the Unit’s employees in charge of receiving is present.

8.7.	If no notice of non-conforming Products, or shortage, loss, or damage of Products is given by the times specified in this Agreement, you waive any right to assert such matters.

8.8.	If there is a shortage of Products at any distribution center, we will notify you, and we reserve the right to allocate Products distributed by us among all of our customers.
9.	Pricing.
9.1.	The Price of the Products is our Cost, as defined below, plus the Mark-Up specified in the Schedule.

[ * * * ] Confidential treatment requested.

9.2.	For example, the Price for a Product with a [ * * * ] % Mark-Up would be calculated as Cost multiplied by [ * * * ] . A Product with a $[ * * * ] Cost would have a Price of $[ * * * ] ($[ * * * ] x [ * * * ] = $[ * * * ] ).

9.3.	For example, the Price for a case of Bravo Manufactured Product with a $[ * * * ] Case Fee would be calculated as Cost of the case plus $[ * * * ]. A Product with a $[ * * * ] Cost of case would have a Price of $[ * * * ] ($[ * * * ] + $[ * * * ] = $[ * * * ] ). The $[ * * * ] per case mark-up equates to a [ * * * ] % average mark-up ($[ * * * ] mark-up and $[ * * * ] average cases cost). The average case cost of the Bravo Manufactured Product will to be reviewed on a semiannual basis and the $[ * * * ] per case mark-up to be adjusted +/- to continue to achieve a [ * * * ] % average mark-up. This will be done by calculating the system wide average case cost for the January thru May and June thru November timeframes. Any adjustments will be made in July and January and effective for 6 months.

9.4.	Coca-Cola, Pepsi Cola and Ecolab are Agency Billing Programs. These Products will be sold to you at the price that you have negotiated with these suppliers.

9.5.	To simplify pricing, receiving, and inventory valuation, we round all Prices with calculated penny fractions to the next highest penny per unit of sale.

9.6.	The minimum dollar Mark-up per case is $[ * * * ] .

9.7.	Cost is defined as our invoice cost, plus applicable freight, less any manufacturer’s promotional allowances reflected on the manufacturer’s or supplier’s invoice and designated for the end user.

9.8.	Cost is not reduced by cash discounts for prompt payment. Cost is also not reduced for payments which are earned, such as performance-based incentives, or fees we receive for marketing, freight management, warehousing, distribution, or quality assurance services we provide to our suppliers.

9.9.	Cost for freight we arrange will not exceed the rates established by recognized common carriers. Freight for transfers between a Distributor’s distribution centers (or from one Distributor to another) necessary to provide Products to your Units will be included in Cost.

9.10.	Costs for Products are recalculated with the following frequencies:
9.10.1.	Time of sale pricing will be used for price sensitive Products with volatile fluctuations in pricing (including produce and fresh seafood).

9.10.2.	Weekly pricing will be used for commodity Products which reflect declines and advances in Cost on a regular basis (including most protein products).

9.10.3.	Monthly pricing will be used for Products with a fairly stable pricing for extended periods (including most canned products).

[ * * * ] Confidential treatment requested.

9.11.	Adjustments to Product Prices will follow general market declines and advances. Variances can occur to the invoiced Price due to starting and ending dates of contract pricing, as described in the Contracted Pricing section. If there is a major (more than 10%) increase in the Cost of any Product during a pricing period, we have the right to make an immediate adjustment in the Cost of the Product, effective upon notice to you.

9.12.	Pricing is based on full cases. Due to the added costs associated with the handling of split cases, a split case surcharge equal to the greater of: (1) [ * * * ] % of the Price of a full case of the Products, or (2) $[ * * * ] per case of the Products, will be added to the Price of Products sold in split cases. For example, if 6 out of 12 cans of a Product case with a case Price of $[ * * * ] is sold, the Price of the 6 cans is $[ * * * ] (($[ * * * ] /[ * * * ] ) + ($[ * * * ] x [ * * * ] %)).

9.13.	Prices do not include taxes or other governmental charges imposed on the Products. We will invoice you for any taxes or charges together with penalties and expenses, if any. If applicable, you will provide us with a tax exemption certificate acceptable to the taxing authority.
10.	Manufacturer Contracted Cost.
10.1.	You have the right to negotiate your Cost of a Product directly with the Product’s supplier or manufacturer (“Manufacturer”) for up to the number of Manufacturer Contracted Product items specified in the Schedule. Each separate SKU counts as a separate item. Manufacturer agreements include agreements establishing the guaranteed Cost the Manufacturer will charge us for Products to be resold to you, and agreements granting Allowances to you. Allowances are off-invoice allowances, bill-backs, and other special arrangements granted by a Manufacturer to you.

10.2.	The contract Cost you negotiate will be used to calculate the Price of the Product (so long as we have been notified appropriately), regardless of our Cost.

10.3.	We will provide for a Manufacturer Allowance for a Product by deducting the Allowance value from the Product’s Cost before the Price of the Product is calculated.

10.4.	You must provide us with copies of the agreements you have with Manufacturers for the purchase of Products, and also complete our forms for contracted Cost (forms furnished on your request). The agreements and forms must be transmitted to us by email or electronically. If we do not receive the copies and completed forms, we will default to calculating the Price of the contracted Products using our actual Cost as described in the Pricing section. You must submit revisions in the contract Cost to us by the 10th of the month to be valid for the next month. If we fail to receive the revisions by that date, no change in the contract Cost will be made for the next month.

[ * * * ] Confidential treatment requested.

10.5.	If you use your own form to notify us of contracted pricing, your form must provide substantially the same information as required on our form, including: (1) program start and end dates; (2) type of contracted pricing (guaranteed Cost, Allowance, F.O.B. Manufacturer, etc.); (3) specific Products covered, including Manufacturer product code; (4) signature of Manufacturer representative authorized to provide program; and (5) Manufacturer contact person.

10.6.	We are not responsible for inaccuracies, errors, or omissions made by your contracting Manufacturer in the billing of the pricing and Allowances, and your sole remedy for any inaccuracies, errors, or omissions shall be against the Manufacturer.

10.7.	If your contracting Manufacturer provides both the Product which you specified, and also an equivalent Product which is branded to a Distributor, that Distributor has the right to provide its equivalent branded Product to you so long as: (1) you have approved the equivalent branded Product for purchase; (2) the Manufacturer agrees that the contracted pricing can be applied to the equivalent branded Product; and (3) the equivalent branded Product is stocked by a Distributor servicing any Unit.
11.	Incentives.
11.1.	We will pay you a delivery size incentive based upon the average delivery in dollars to each Unit in the prior calendar quarter, as follows.
11.1.1.	The delivery size incentive is equal to a percentage of each Unit’s purchases in the prior calendar quarter, as specified in the Schedule.

11.1.2.	The average delivery size incentive will be calculated for each Unit and paid quarterly within 30 days after the end of each quarter. In determining a Unit’s average delivery size, the sales for the quarter will be divided by the number of actual deliveries to the Unit. In making the calculation, we will count any special deliveries made that were requested by the Unit, but will exclude any special deliveries made to recover from our service errors.

11.1.3.	For example, if a Unit had sales of $269,000 in a quarter with 26 deliveries, the average delivery size would be $10,346, and the incentive would be $[ * * * ] .
11.2.	We will pay you a new Unit opening incentive each time you open a Unit to the public in a new location equal to the percentage specified in the Schedule of purchases made by the Unit prior to or during the first 30 days of operation. The incentive will be paid within 30 days after the end of each calendar quarter.
11.2.1.	For example, if you open a Unit to the public on May 1 and took a pre-opening order for training on April 21, the incentive would apply to all

[ * * * ] Confidential treatment requested.

purchases from the pre-opening purchases made on April 21 through May 31.
11.3.	We will pay you a Quick Payment of [ * * * ] % for payment incentive for payment in 10 days. This discount applies only to those stores currently serviced by Gordon Food Service. Currently serviced stores is defined as the units currently open and future units that open in the following states / markets: OH, MI, IN, IL, WI, IA and the St. Louis, MO and Pittsburgh, PA markets.
12.	Adjustments.
12.1.	You acknowledge that the cost of diesel fuel is a critical cost component that is beyond our control. We will assess a surcharge per case, or apply a credit per case, if the diesel cost is outside designated limits, all as specified in the Schedule.
12.1.1.	The diesel cost will be based on the U.S. Average for Retail On-Highway Diesel Price per Gallon for the continental United States as published by the United States Energy Information Agency (website http://tonto.eia.doe.gov/oog/info/wohdp/diesel.asp.), or another similar index reasonably chosen by us. The average of the diesel cost for the first 11 weeks of a calendar quarter will apply to the next quarter.

12.1.2.	For example, a diesel cost of $[ * * * ] per gallon will require a surcharge of $[ * * * ] per case, and a cost of $[ * * * ] will require a credit of $[ * * * ] per case.
13.	Proprietary Products.
13.1.	We will maintain an inventory of Proprietary Product items up to the number of items specified in the Schedule. Each separate SKU counts as a separate item.

13.2.	Proprietary Products are Products that would not otherwise be brought into the inventory of a distribution center except for your requirements. Proprietary Products include Products with your label or logo, special order Products, test Products, menu special Products, seasonal Products, Products branded to a Distributor (if you designate that the Product must be procured from a specific Manufacturer), and Products requested by Units. Proprietary Products are determined by distribution center, and what is a Proprietary Product in one distribution center may or may not be a Proprietary Product in another distribution center. Proprietary Products include Products that have been purchased, transferred, or consigned for your account that we have in inventory, in transit, or for which non-cancelable orders have been placed.

13.3.	You must notify DMA to stock (using our Product Information Form — PT) or discontinue Proprietary Products.

[ * * * ] Confidential treatment requested.

13.4.	If you specify a particular Manufacturer for your Proprietary Products which is not currently authorized by a Distributor, then the Manufacturer will be required to complete the Distributor’s standard Manufacturer documentation before purchases can be made for resale to you. Manufacturer documentation includes agreements regarding indemnification, insurance coverage, and applicable pure food guarantees. If the Manufacturer does not provide the documentation required by a Distributor, then you indemnify the Distributor and its employees, officers and directors from all loss, damage, and expense (including reasonable attorney’s fees) for personal injury or property damage arising from or related to the delivery, sale, use or consumption of the Proprietary Products, except to the extent caused by the Distributor’s negligence, or the negligence of its employees or agents.

13.5.	Proprietary Products will be stocked in quantities designed to turn at least 12 times per year in each of our distribution centers.

13.6.	You will purchase at least 5 cases of each Proprietary Product per week from each of our distribution centers, and we will notify you if you fail to do so. If you fail to increase purchases of the Proprietary Product to that minimum in the 30 days after our notice, then you will do one of the following (your choice): (1) discontinue the Proprietary Product; (2) select an alternative Product regularly stocked by the distribution center, or (3) procure the Proprietary Product from another source, such as direct shipment from the Manufacturer.

13.7.	We will stock up to 30 items without regard to the inventory turn and product movement requirements listed in 13.6 and 13.7.

13.8.	No Product substitutions for Proprietary Products will be made without the approval of your authorized representative. Any approved substitute Products will be sold at the Price calculated for the substitute Product as described in the Pricing section, just like any other Product.

13.9.	If a Proprietary Product is discontinued by you, you must order or pay for any remaining inventory of the Proprietary Product from all distribution centers within 45 days after you notify us of discontinuance. If there are no sales of a Proprietary Product for 30 consecutive days from a distribution center, you must order or pay for any remaining inventory of the Proprietary Product from the distribution center within 45 days after notice from us. The Products shall be purchased at the Price calculated as described in the Pricing section. If Products are returned to the Manufacturers, you will pay any re-stocking charges and freight incurred. If Products are sold to or picked up by a third party, you guarantee payment for such Products. If disposition of the Proprietary Products is not made within these time periods, we may dispose of them as necessary and invoice you for the Price of the Products calculated as described in the Pricing section

[ * * * ] Confidential treatment requested.

14.	Invoicing and Payment Terms.
14.1.	Each Unit will be provided with an invoice at the time of delivery. The invoice will serve as the receiving document to aid the Unit’s personnel to check in the shipment. Our driver will be empowered to adjust the invoice for shipping errors discovered at the time of delivery or for Product rejected at the time of delivery and returned to us.

14.2.	The terms for your payments must not exceed the number of days specified in the Schedule. Terms are measured from the date of our invoice to the date we receive your payment.

14.3.	The terms for payment specified in the Schedule are based on your creditworthiness. If there is a material adverse change in your financial condition during the Term of this Agreement, as determined in a Distributor’s sole discretion, the Distributor has the right to serve notice on you: (1) describing the change in financial condition with reasonable specificity; and (2) stating that the terms of payment shall be modified and made effective as specified in the notice. The modifications may include shortening payment terms, selling C.O.D., or requiring a standby letter of credit issued by a bank to secure payment. The modifications shall be effective at the, time specified in the notice, unless you eliminate or cure the change in financial condition before that time, to the Distributor’s reasonable satisfaction.
15.	Key Performance Indicators.
15.1.	You have told us that you can and will attain the Key Performance Indicators listed in the Schedule. Our pricing and other terms of this Agreement are based on your doing so. Each Key Performance Indicator will be calculated each calendar quarter as the average for all Units. If the Key Performance Indicators are not achieved, then our expectations for this program will not be realized.

15.2.	If you fail to achieve one or more of the Key Performance Indicators for a calendar quarter, DMA will notify you of the need to review the deficiency and will recommend remedial action.

15.3.	If you fail to take the remedial action within 60 days after service of DMA’s notice, or if any of the Key Performance Indicators are not achieved in the 60 day period, then DMA has the right to change this program by amending the terms of this Agreement as follows:
15.3.1.	The amendment may modify the Product Mark-ups, delivery frequency, payment terms, Units served, or any other term of this Agreement, except that the amendment shall not change any of your rights and obligations which arose prior to the effective date of the amendment, or your right to terminate this Agreement under the Termination section.

[ * * * ] Confidential treatment requested.

15.3.2.	DMA will provide you with a copy of the amendment at least 30 days prior to its effective date, which will be specified in the amendment.

15.3.3.	If you consent to the amendment, or if you fail to notify DMA of your objection to the amendment within 15 days after DMA provides it to you, the amendment will become part of this Agreement on its effective date.

15.3.4.	If you notify DMA of your objection to the amendment within 15 days after DMA provides it to you, then DMA has the right to terminate the Term of this Agreement as provided in the Termination section on account of such objection.
16.	Price Audit. You have the right to audit a Distributor’s Prices for Products twice per calendar year, as follows:
16.1.	You must notify the Distributor to be audited at least 20 business days in advance of the audit.

16.2.	You have the right to check up to 25 line items per concept per audit, and to check one pricing period per item.

16.3.	The audit will be limited to Products purchased from the Distributor within the prior 6 months.

16.4.	The audit will consist of reviewing computer reports documenting the Cost and the Distributor’s calculation of the invoice Price. If requested, the Distributor will provide manufacturers invoices and, where applicable, freight invoices. If any of the documents have been submitted electronically, the Distributor will furnish printouts of the electronic versions.

16.5.	The Distributor will provide adequate workspace and have its National Account Manager or Account Executive available for the audit.

16.6.	You will not remove any of the Distributor’s documents, or copies, provided for the audit from the Distributor’s premises.

16.7.	Reimbursement of overcharges and billing and payment for undercharges identified during the audit will be processed promptly.

16.8.	If you request a third party to be present during the audit, the third party will sign a Confidentiality Agreement, in a form reasonably requested by the Distributor.

16.9.	Due to the extensive time and complexity associated with an audit, we cannot permit computer generated price matching or electronic price audits by you or on your behalf by a third party.

[ * * * ] Confidential treatment requested.

17.	Credit and Collection.
17.1.	Your continuing creditworthiness is of central importance to us. In order for us to analyze and determine your creditworthiness and financial condition, you agree to furnish us with a completed credit application using our forms, your most recent audited financial statements, your most recent internal financial statements, and such other documents as we reasonably request, both before deliveries begin, and also at any time thereafter. Credit determinations will be made by each Distributor.

17.2.	If this Agreement was signed prior to receiving completed credit applications from you, then: (1) the payment terms in the Schedule may be amended by DMA immediately upon notice to you; and (2) this Agreement is not binding upon DMA or the Distributors if DMA notifies you that your credit application has been rejected by one or more Distributors. Either of such notices must be served within 15 days after DMA receives your completed credit applications.

17.3.	Any invoices not paid when due shall bear interest at the rate regularly charged on unpaid accounts by the Distributor issuing the invoice, but not in excess of the rate permitted by law.

17.4.	We have the right of setoff to apply any money or credit due from you to us, in any claim or action you assert against us.

17.5.	If you fail to make a payment when due, we have the right to stop delivery of Products to you if the failure continues for 7 days after service of a notice from us.

17.6.	If we have reasonable grounds, in our sole discretion, for insecurity as to your payment or performance, and give you notice specifying the grounds in reasonable detail, we may withhold delivery of Products until we receive adequate assurances of your payment or performance, in such form as we reasonably request. You will have at least 7 days after receipt of the notice to provide the adequate assurances before we cease deliveries.

17.7.	If we have reason to believe, in our sole discretion, that you are or are about to become insolvent, we have the right to take any action provided by law, and also the rights, with or without notice, to: (1) withhold delivery of Products; (2) stop delivery of Products in transit; (3) reclaim Products delivered to you while insolvent, as permitted by law; (4) immediately change payment terms to C.O.D., or (5) require a bank standby letter of credit as security.

17.8.	If any proceedings are filed by or against you in bankruptcy, or for appointment of a receiver or trustee, or if you make an assignment for the benefit of creditors, we have the right to stop deliveries immediately.

[ * * * ] Confidential treatment requested.

17.9.	You will reimburse us upon demand for all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in collecting any amounts due to us, or in enforcing our rights under this Agreement.
18.	Termination.
18.1.	You have the right to terminate the Term of this Agreement if any of the following occurs:
18.1.1.	You serve a notice to terminate for convenience and without cause upon DMA, which specifies an effective date of termination at least 90 days after service of the notice.

18.1.2.	DMA or the Distributors are in material breach of this Agreement, after the lapse of the cure period described in the General section.
18.2.	DMA has the right to terminate the Term of this Agreement if any of the following occurs:
18.2.1.	DMA serves a notice to terminate for convenience and without cause upon you, which specifies an effective date of termination at least 90 days after service of the notice.

18.2.2.	You fail to make payments at the times required under this Agreement, and the failure continues for 15 days after service of a notice from DMA.

18.2.3.	You are in material breach (for other than payment) of this Agreement, after the lapse of the cure period described in the General section.

18.2.4.	You have notified DMA of your objection to an amendment submitted under the Key Performance indicators section, and DMA serves a notice to terminate upon you, which specifies an effective date of termination at least 30 days after service of the notice.

18.2.5.	Immediately upon notice to you if there is a material adverse change in your financial condition, determined in DMA’s sole discretion; or DMA becomes aware of any events or conditions that, in DMA’s sole discretion, materially affects your ability to meet your financial obligations when due.
18.3.	Upon termination, you will purchase any remaining inventory of the Proprietary Products from all of our distribution centers as follows.
18.3.1.	You will notify us within 5 days after termination which Proprietary Products will be purchased F.O.B. our distribution centers, and which Proprietary Products are to be delivered to you, a successor distributor, or a third party.

[ * * * ] Confidential treatment requested.

18.3.2.	Any Proprietary Products purchased F.O.B. our distribution centers will be purchased at a price equal to the Cost of the Products plus $[ * * * ] per case to cover our receiving and warehouse handling services.

18.3.3.	Any Proprietary Products delivered to you or a third party will be purchased at the Price of the Products calculated as described in the Pricing section.

18.3.4.	You will purchase all perishable Proprietary Products within 7 days after the effective date of termination and all frozen and dry Proprietary Products within 30 days after the effective date of termination.

18.3.5.	Our invoices for the Proprietary Products will be paid for by you, the successor distributor, or the third party within 21 days after the pick-up or delivery of the Products. You guarantee payment for any Proprietary Products purchased by a successor distributor or a third party.

18.3.6.	If the Proprietary Products are not purchased within the time periods listed above, we have the right to dispose of such Products as necessary and you will pay the Price for the Products as stated above.
18.4.	Upon termination, all invoices (except those for our remaining inventory of Proprietary Products) will be due and payable at the earlier of: (1) the date specified in the Schedule; or (2) the 14th day after the last day of shipment.

18.5.	Termination of any Distributor from membership in DMA does not terminate the Term of or alter this Agreement. In such case, DMA will use commercially reasonable efforts to solicit the remaining Distributors, other DMA distributors not a party to this Agreement, or other distributors in the area to fulfill the terminated Distributor’s service obligations to you. If DMA is unable to procure a distributor to fulfill the terminated Distributor’s service obligations, then your sole remedy is to terminate the Term of this Agreement for convenience and without cause as specified in the Termination section.
19.	Warranties.
19.1.	We assign to you all of our rights against the manufacturers and suppliers of the Products under the warranties (if any) we receive from them, to the extent the rights are assignable. We will cooperate with you in the enforcement of any such warranties, so long as there is no additional cost to us.

19.2.	We do not make any warranties with respect to the Products via any document, verbal, written, or electronic communication, or sample. We disclaim all warranties, express or implied, including any warranties of merchantability or fitness for a particular purpose, with regard to the Products.

[ * * * ] Confidential treatment requested.

20.	Indemnification and Claim Limitations.
20.1.	You indemnify DMA and Distributors, their parent and affiliated companies, and the officers, directors, and employees of the foregoing, from any loss, damage, or expense (including reasonable attorneys’ fees), arising out of or related to: (1) any breach of a warranty or representation made by you under this Agreement; (2) any breach in the performance of your obligations under this Agreement; (3) your negligence in the performance of your obligations under this Agreement (to the extent not caused by or contributed to by our negligence); or (4) any actions or omissions by you (or by any Unit, including franchisees or members of your group purchasing organization) concerning or related to the Products, including negligence or reckless conduct, storage, handling, or preparation of the Products, additions or modifications to the Products, or use of the Products.

20.2.	You will notify us, within 48 hours after its occurrence, of any illness, sickness, accident, or malfunction involving any Products which results in injury to or death of persons, or damage to property, or the loss of its use. You will cooperate fully with us in investigating and determining the cause of any such event.

20.3.	We indemnify you, your parent and affiliated companies, and the officers, directors, and employees of the foregoing, from any loss, damage, or expense (including reasonable attorneys’ fees), arising out of or related to: (1) any breach of a warranty or representation made by us under this Agreement; (2) any breach in the performance of our obligations under this Agreement; or (3) our negligence in the performance of our obligations under this Agreement (to the extent not caused by or contributed to by your negligence).

20.4.	Neither DMA nor the Distributors are liable under this Agreement or otherwise for any loss, damage, or expense incurred by you which: (1) arises from or relates to a Product for which you designated the source or specifications, so long as neither DMA nor the Distributors caused or contributed to the loss, damage, or expense in the storage and handling of the Product; (2) are expressly disclaimed in this Agreement; (3) arises from or relates to the handling, preparation, or use of a Product after delivery; or (4) are partially or wholly caused by any breach in the your performance of this Agreement, any breach of your warranties under this Agreement, your negligence.

20.5.	Our obligations upon our breach or for performance any provision of this Agreement is limited, at our election, to the replacement of Products or crediting to you of an amount not to exceed the purchase Price of the Products. We are only obligated to replace or credit the purchase Price for Products which our examination discloses to have been defective under ordinary and normal handling, preparation, use, and consumption. You must give us notice of any breach at the affected Distributor’s home office, within 30 days after you discover the breach or should have discovered the breach using reasonable care, and if no such notice is given, you waive the right to assert such matters.

[ * * * ] Confidential treatment requested.

20.6.	Neither DMA nor the Distributors are liable for payment of any consequential, incidental, indirect, punitive, special or tort damages of any kind, including any loss of profits. The limitations on the liability of DMA and the Distributors contained in this Agreement apply regardless of whether the form of the claim against them is based on contract, negligence, strict liability, or tort law.

20.7.	The foregoing indemnification obligations shall survive the termination of the Term or expiration of this Agreement.
21.	Confidentiality.
21.1.	Each party acknowledges that the contracts, financial reports, plans, statements, data, documents, computer media, samples, or other information received from other parties under this Agreement may comprise in whole or part trade secrets that are not generally known to the public, proprietary to the disclosing party, and protectible by law.

21.2.	The receiving party agrees that: (1) the trade secrets shall be disclosed only to the receiving party’s employees and agents on a “need-to-know” basis; (2) the receiving party will take reasonable measures to prevent disclosure of the trade secrets to any other persons; and (3) the receiving party will return or destroy any information containing the trade secrets after the receiving party’s need for the information ends, or upon demand of the disclosing party.

21.3.	The receiving party agrees to use the trade secrets only in the course of performing its obligations under this Agreement, and not to conduct or for the benefit of the receiving party’s other business operations.
22.	Distributor Liability.
22.1.	DMA warrants and represents to you that DMA is authorized to and does bind the Distributors to this Agreement by DMA’s signature below.

22.2.	Each Distributor will be severally liable for its respective service obligations and for Products sold to the Units which it services. Notwithstanding anything to the contrary in this Agreement, no Distributor is liable for service obligations or Products sold to Units which it does not service. Each Distributor is responsible for its own credit determination and for collection of its invoices. This Agreement shall not create joint liability or joint and several liability among Distributors, or among Distributors and DMA. DMA is only liable for obligations which it specifically agrees to undertake in this Agreement.

22.3.	You are obligated for payment of purchases of Products solely to the Distributor which has delivered the Products to you.
23.	Force Majeure. No party is liable for any loss, damage, or expense from any delay in delivery or failure of performance due to any cause beyond the party’s control, including fire or other casualty; strike or labor difficulty; accident; war conditions; riot or civil

[ * * * ] Confidential treatment requested.

commotion; terrorism; government regulation or restriction; shortages in transportation, power, labor or material; freight embargo; default of supplier; or events which render performance commercially impracticable or impossible. This section does not relieve a party from any obligation to pay money or issue credits.

24.	Contract Interpretation.
24.1.	You and we acknowledge that your home office, your Units, DMA’s home office, our Distributors, and our distribution centers are situated in many different States. To simplify interpretation of this Agreement, the Uniform Commercial Code (most recent version adopted by the National Conference of Commissioners on Uniform State Laws) shall apply to this Agreement, and for any remaining matters not determined by such Code, Illinois law (without reference to its choice of law rules) shall apply.

24.2.	The terms of this Agreement shall govern over any other conflicting, different, or additional terms in your purchase order, acceptance, or other form. We object to such terms, and they are not binding on us. If you use such a form, the form shall be used for convenience only, and shall evidence your unconditional agreement to the terms of this Agreement.

24.3.	The examples given in this Agreement are for illustrative purposes only and are not necessarily indicative of actual or predicted results.
25.	General.
25.1.	No party is in breach of this Agreement unless the non-breaching party has given notice to the breaching party describing the breach in reasonable detail, and the breaching party has failed to cure the breach within 30 days after service of the notice (or if the breach cannot reasonably be cured within that period, the breaching party has failed to diligently begin to cure the breach within that period). This sub-section shall not apply to breaches consisting of the obligation to pay money or issue credits.

25.2.	Any action or suit against DMA or the Distributors in any way arising from or related to this Agreement or the Products must be commenced within one year after the cause of action has accrued, and may be filed in the state or federal courts located within Illinois. You consent to non-exclusive jurisdiction and venue in such courts.

25.3.	The words “including” and “includes” as used in this Agreement mean “including, without limitation” or “includes, without limitation”, respectively.

25.4.	Our obligations under this Agreement are extended to you only, and shall not inure to the benefit of or form the basis of a claim by any purchaser of the Products or other party. Neither you nor DMA will assign this Agreement without the other’s consent, which shall not be unreasonably withheld, delayed, or conditioned.

[ * * * ] Confidential treatment requested.

25.5.	All previous verbal, written, or electronic communications between you, DMA, and the Distributors for the sale of the Products to the Units are superceded by this Agreement. This Agreement is the final, complete, and exclusive expression of the agreement between you, DMA, and the Distributors for the sale of the Products to the Units. This Agreement may be amended only with the consent of you and DMA, except as stated otherwise.

25.6.	The remedies provided in this Agreement are cumulative. The exercise of any right or remedy under this Agreement shall be without prejudice to the right to exercise any other right or remedy in this Agreement, by law, or in equity.

25.7.	The invalidity of any part of this Agreement shall not invalidate any other part and, except for the invalid part, the rest of this Agreement shall remain effective. No waiver of performance shall be valid without consent of the party entitled to the performance. No waiver of a specific action shall be construed as a waiver of future performance.

25.8.	Any notice, consent, demand or other submission required under this Agreement shall be in writing and delivered to the parties at the addresses set forth in the Schedule, or at any addresses they designate. Service shall be made by hand delivery, by recognized overnight courier, by first class mail (registered or certified, return receipt requested), or (if confirmed in writing using one of the foregoing methods) by facsimile or email, in each case prepaid. All such communications shall be effective when received, except that email and facsimile communications shall be effective when received only if confirmation is received within seven days later.

Accepted and agreed to:

Distribution Market Advantage, Inc.	Bravo! Development Inc.

/s/ Robert J. Sala	/s/ Jerome P. Henderson

Signature	Signature

By Robert J. Sala	By: Jerome P. Henderson

Its President	Its CFO

[ * * * ] Confidential treatment requested.